Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan of Fleetwood Enterprises, Inc. of our reports dated July 6, 2007, with respect to the consolidated financial statements and schedule of Fleetwood Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended April 29, 2007, Fleetwood Enterprises, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Fleetwood Enterprises, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California

September 11, 2007